Exhibit 10.14

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into by and between UroGen Pharma Ltd. (“Company”) of the first part and Gary S. Titus (“Titus”) of the second part.

WHEREASTitus has been serving as the Chief Financial Officer of the Company (“Position”) pursuant to that certain letter agreement made and entered into by Company and Titus on June 8, 2015 (“Employment Agreement”); and

WHEREASThe parties have agreed that Titus will cease his employment with the Company as of July 1, 2018 (“Separation Date”); and

WHEREASTitus has further agreed to consult with the Company following the Separation Date.

NOW, THEREFORE in consideration of the premises herein, and the mutual promises and undertakings herein contained and set forth, and for other good and valuable consideration, made over by each party to the other, the receipt of which is hereby acknowledged, it is covenanted and agreed as follows.

1.Termination of Employment.

1.1.The Company and Titus hereby agree to terminate the Employment Agreement and the Employer-Employee relationship on the Separation Date, subject to and in accordance with the terms and conditions set forth in this Agreement and Titus hereby waives any entitlement to notice pursuant to the Employment Agreement.

1.2.As of the Separation Date, Titus's salary and wages shall cease, and any entitlement or claim Titus has or might have had under the Employment Agreement terminate, except as otherwise described in this Agreement.  On the Separation Date, the Company will pay Titus all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. Titus is entitled to these payments regardless of whether or not he signs this Agreement.

1.3.Titus agrees that, within fifteen (15) days after the Separation Date, he will submit his final documented expense reimbursement statement reflecting all business expenses he incurred through the Separation Date, if any, for which he seeks reimbursement.  The Company will reimburse Titus for these expenses pursuant to its regular business practice.

2.Severance.

2.1.Although the Company has no obligation to do so, if Titus: (i) signs and returns this Agreement to the Company on or within twenty-one (21) days after the Separation Date; (ii) allows the releases contained herein to become effective; (iii) remains available during the Consulting Period to provide the Consulting Services (as defined below); and (iv) complies with all of his legal and contractual obligations to the Company, then the Company will provide Titus with the following severance benefits (collectively, the “Severance Benefits”):

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2.1.1.The Company will pay Titus an amount equivalent to six (6) months of Titus’ current base salary (in the total amount of $175,000), as well as an amount equivalent to 50% of Titus’s 2018 annual target bonus (in the total amount of $70,000), for total gross severance payments of $245,000, subject to standard payroll deductions and withholdings (the “Severance Payment”).  The Severance Payment will be paid to Titus as a one-time lump sum payment on the Company’s first regularly-scheduled payroll date falling after the Effective Date (as defined in Paragraph 7.4).

2.1.2.To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Titus will be eligible to continue his group health insurance benefits at his own expense, subject to the further provisions in this paragraph.  Later, Titus may be able to convert to an individual policy through the provider of the Company’s health insurance, if he wishes.  If Titus timely elects continued coverage under COBRA, the Company will pay for the COBRA premiums to continue Titus’ health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the end of the six (6) month period following the Separation Date; (ii) the date Titus becomes eligible for group health insurance coverage through a new employer; or (iii) the date Titus ceases to be eligible for COBRA continuation coverage for any reason.  Titus must timely pay the premiums, and then provide the Company with proof of same to obtain reimbursement for his COBRA premiums under this Section 2.1.2. In the event Titus becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, he must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Titus, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which Titus may (but is not obligated to) use toward the cost of COBRA premiums.

2.1.3.For the period of six (6) months following the Separation Date, or until otherwise terminated as provided herein (with such actual period, the “Consulting Period”), the Company shall engage Titus to provide transition support and other assistance as may be reasonably required by the Company from time to time (the “Consulting Services”).  The Consulting Services shall include, among other things, being available to answer questions and provide information to the Company about areas for which Titus was responsible and assisting in the transfer of third-party relationships to the Company.  Titus shall act as an independent contractor during the Consulting Period and shall not be an employee of the Company or have authority to bind the Company on any matter.  During the Consulting Period, Titus shall, however, be permitted to hold himself out as an independent advisor to the Company. Titus agrees and understands that his Proprietary Information and Inventions Agreement (attached as Exhibit A) remains in full force and effect during the Consulting Period and thereafter and he agrees to comply with the restrictions and obligations contained therein.  Titus shall not receive compensation from the Company for providing the Consulting Services and will not be eligible to participate in any of the Company’s benefit plans or offerings.  Either party may terminate the Consulting Period for convenience at any time for any reason upon thirty (30) days advance written notice to the other party.  The Company may terminate the Consulting Agreement for Cause immediately upon written notice to Titus (a “Termination for Cause”), and Titus may terminate the Consulting Period immediately for Good Reason upon written notice to the Company (a “Termination for Good Reason”).  The Consulting Period may also be terminated immediately for any reason upon written agreement of both parties.  For purposes of this Agreement, “Cause” shall mean a breach of this Agreement or the Proprietary Information and Inventions Agreement by Titus.  For purposes of this Agreement, “Good Reason” shall mean a breach of this Agreement by the Company.

2.1.4.Titus was granted options to purchase shares of the Company’s common stock as detailed in Exhibit B (the “Options”), pursuant to the Company’s 2010 and 2017 equity incentive plans (the “Plans”).  Notwithstanding anything to the contrary in the Plans or other award agreements, the Options shall continue to vest during the Consulting Period.  Upon a Qualifying Termination of the Consulting Period, the vesting of the Options shall accelerate as follows: (a) the vesting of the Option shall accelerate as to the number of Options that would have otherwise vested had Titus remained in service to the Company until the natural expiration of the Consulting Period, if applicable; and (b) fifty percent (50%) of the remaining unvested Options, after taking into account the Options subject to accelerated vesting pursuant to (a), will vest immediately as of the date of such Qualifying Termination (collectively, the “Accelerated Vesting”).  Upon the termination of the Consulting Period for any reason other than a Qualifying Termination, continued vesting of the Option shall cease as of the date of such termination and Titus shall not be eligible to receive the Accelerated Vesting.  For purposes of this Agreement, a “Qualifying Termination” shall mean: (i) termination of the Consulting Period upon the natural expiration of the six-month term; (ii) termination of the Consulting Period by Titus for Good Reason; or (iii) termination of the Consulting Period by the Company for any reason other than Cause.  The Accelerated Vesting will be applied to the oldest Option grants on “first-granted-first-exercised” basis until fully utilized. The Options shall otherwise continue to be governed in all respects by the terms of the applicable grant notices, stock option agreements, and the Plans.

3.Other Compensation and Benefits. By signing this Agreement, Titus agrees that, except as otherwise provided in this Agreement, he has received all amounts and other benefits owed to him from the Company including, but not limited to, salary payments, annual leave and sick leave, prior written notice, overtime, and reimbursement of expenses. Titus agrees and understands that he will not be entitled to any other compensation or benefits, except for those explicitly described in this Agreement or as otherwise required by law. More specifically, Titus agrees that the payments and benefits set forth above, together with any amounts or benefits previously provided to him by the Company, shall be complete and unconditional payment, settlement, satisfaction and accord with respect to any obligations and liabilities that the Company or any affiliate thereof may owe him.

4.Taxation. Titus shall be responsible for paying his share of all taxes applicable to him with respect to all amounts, payments, and benefits set forth herein in accordance with applicable laws and regulations.

5.Return of Company Property.  During the Consulting Period, Titus shall be permitted to retain access to his Company computer and company email account in order to facilitate the Consulting Services.  Titus shall, upon request, provide the Company with access to his Company computer, Company accounts, and other Company-issued devices or property.  Except as otherwise provided herein, on the Separation Date, Titus shall have returned to the Company all other Company documents (and all copies thereof) and other Company property in his possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  In addition, if Titus has used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then Titus agrees that, upon request by the Company, he will provide the Company reasonable access to such Personal Systems to ensure such Company confidential or proprietary information is permanently deleted and expunged.  Upon the termination of the Consulting Period, Titus shall return to the Company all remaining Company property in his possession, and understands and agrees he is not authorized to possess any Company property thereafter, except as specifically authorized by the Company.  Titus’ timely compliance with this paragraph is a condition precedent to his receipt of the Severance Benefits described above.

6.Confidentiality. Company and Titus agree that neither party shall, as the case may be, voluntarily disclose, or cause to be disclosed, the terms of this Agreement nor the events that led to the execution of this Agreement, except to their respective attorneys, accountants and/or tax advisors, to tax authorities or to the extent otherwise required by law, exercise of each of the parties’ rights under this Agreement, or for any due diligence process.  In particular, and without limitation, Titus agrees not to disclose the terms of this Agreement to any current or former Company employee.  Notwithstanding any provision in this Agreement to the contrary, nothing herein shall prevent Titus from disclosing the fact or terms of this Agreement as part of any government investigation, or prohibit Titus from filing a charge, complaint, or report with, or otherwise communicating with, providing information to, or cooperating, or participating with any investigation or proceeding by or before the Equal Employment Opportunity Commission, the United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission.

7.	RELEASE OF CLAIMS.

7.1.General Release.  In exchange for the consideration provided to Titus under this Agreement to which he would not otherwise be entitled, Titus hereby generally and completely releases the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date Titus signs this Agreement (collectively, the “Released Claims”).

7.2.Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to Titus’ employment with the Company, or the termination of that employment; (ii) all claims related to Titus’ compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age

Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

7.3.Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Titus may have pursuant to any written indemnification agreement with the Company to which Titus is a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents Titus from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that Titus acknowledges and agrees that he hereby waives his right to any monetary benefits in connection with any such claim, charge, or proceeding.  Additionally, while this Agreement does not limit Titus’ right to receive an award for information provided to the Securities and Exchange Commission, he is otherwise waiving, to the fullest extent permitted by law, any and all rights he may have to individual relief based on any claims that he has released and any rights he has waived by signing this Agreement.

7.4.ADEA Waiver. Titus acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he is already entitled. Titus further acknowledges that he has been advised, as required by the ADEA, that: (i) his waiver and release do not apply to any rights or claims that may arise after the date that he signs this Agreement; (ii) he should consult with an attorney prior to signing this Agreement (although he may choose voluntarily not to do so); (iii) he has twenty-one (21) days to consider this Agreement (although he may choose voluntarily to sign it earlier); (iv) he has seven (7) days following the date he signs this Agreement to revoke it (by providing written notice of his revocation to Stephen Mullennix); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by Titus provided that he does not revoke it (the “Effective Date”).

8.SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to Titus at present, Titus acknowledges that he has read and understands Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Titus hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to Titus’ release of claims herein, including but not limited to his release of unknown claims.

9.Continuing Obligations; Non-Disparagement.  Titus acknowledges and agrees that he is bound by the Proprietary Information and Inventions Agreement attached as Exhibit A (the “PIIA”) and that the PIIA shall inure to the benefit of the Company as if it were an original party thereto.   Titus agrees to abide by the continuing obligations in the PIIA, whether during the Consulting Period or thereafter. Titus also agrees not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that he may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Titus agrees to direct employment verification requests to HR@urogen.com.  In response to inquiries from any future employer or third parties, the Company will limit information provided to (a) Titus’ dates of employment, and (b) the positions that Titus held, and shall inform the inquiring party it is Company policy to provide only this information.  Should any Company officers be asked directly about the reasons for Titus separation, they will respond substantially as follows: “Gary was with UroGen through a significant period of growth and value generation and we thank him for his service.  As the Company entered its next phase of growth it was mutually agreed that Gary would move on and the Company would go in another direction.”

10.Arbitration.  To ensure the timely and economical resolution of disputes that may arise between Titus and the Company (including the Released Parties), the parties agree that any and all disputes, claims, or causes of action, whether arising from or relating to the Consulting Period, the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or otherwise, will be resolved to the fullest extent permitted by law by final, binding, and confidential arbitration, by a single arbitrator, in the Reno, Nevada area, or as otherwise agreed to by the parties, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: https://www.jamsadr.com/rules-employment, and which will be provided to Titus on request).  By agreeing to this arbitration procedure, both Titus and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  Titus will have the right to be represented by legal counsel at any arbitration proceeding.  In addition, all claims, disputes, or causes of action under this section, whether by Titus or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.   To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.  Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator.  Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that Titus or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Titus if the dispute were decided in a court of law.  Nothing in this letter is intended to prevent either Titus or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

I HAVE READ THE FOREGOING AGREEMENT TO ARBITRATE, AND I SPECIFICALLY AND AFFIRMATIVELY CONSENT AND AGREE TO BE BOUND BY THIS PROVISION.  I FURTHER ACKNOWLEDGE AND AGREE THAT ACCEPTANCE OF EMPLOYMENT SHALL BE DEEMED TO BE ACCEPTANCE OF THIS ARBITRATION PROVISION.

/s/Gary S. Titus	June 11, 2018
Gary S. Titus	Date

11.Miscellaneous

11.1.Titus understands and agrees that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to him or to any other person, and that the Company makes no such admission.

11.2.The execution, validity, interpretation and performance of this Agreement and the Proprietary Information and Inventions Agreement shall be determined and governed exclusively by the laws of the State of Nevada, without reference to the principles of conflict of laws.

11.3.This Agreement and the Proprietary Information and Inventions Agreement represent the complete agreement between Titus and Company concerning the subject matter hereof and supersede all prior agreements or understandings, written or oral, between Titus and Company concerning the subject matter hereof except those agreements and documents expressly referred to in this Agreement. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Titus and Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors, and assignees.

11.4.All notices or other communications hereunder shall be in writing and shall be given in person, or by registered mail, postage prepaid, to the parties at the addresses first stated above (or at such other addresses for a party as shall be specified by like notice). All such notices and other communications shall be deemed to have been given and received on the fifth (5th) day following such mailing.

11.5.This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Titus acknowledges that he has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the day and year first written above.

UroGen Pharma Ltd.
By:	/s/Stephen Mullennix
Stephen Mullennix
Chief Operating and Financial Officer

Date: June 11, 2018
Gary S. Titus
/s/Gary S. Titus
Date: June 11, 2018

Exhibit A:  Proprietary Information and Inventions Agreement

Exhibit B:  Option Grants

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Exhibit A

Proprietary Information and Inventions Agreement

Exhibit B

Option Grants

Shareholder	Original Grant Date	Options Granted
Gary Titus	June 25, 2016	48,000
Gary Titus	October 7, 2015	9,600
Gary Titus	October 7, 2015	54,400
Gary Titus	June 28, 2017	40,000
Gary Titus	January 10, 2018	20,000